Exhibit 4.1

[Form of Note]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO U.S. BANCORP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.

EXCEPT IN THE PROVINCE OF MANITOBA, UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES MUST NOT TRADE THE SECURITIES IN CANADA BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) NOVEMBER 5, 2026 AND (II) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

IN THE PROVINCE OF MANITOBA, UNLESS OTHERWISE PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION OR WITH THE PRIOR WRITTEN CONSENT OF THE APPLICABLE REGULATORS, THE HOLDER OF THESE NOTES MUST NOT TRADE THE NOTES BEFORE THE DATE THAT IS TWELVE MONTHS AND A DAY AFTER THE DATE THE HOLDER ACQUIRED THE NOTE.

THIS GLOBAL SECURITY IS NOT A SAVINGS ACCOUNT OR A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE CANADA DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY AND IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF U.S. BANCORP.

THIS GLOBAL SECURITY IS A DIRECT, UNCONDITIONAL, UNSECURED AND UNSUBORDINATED GENERAL OBLIGATION OF U.S. BANCORP.

All references to “CAD”, “C$” and “Canadian dollars” in this Note are to the lawful currency of Canada.

U.S. Bancorp

Medium-Term Note, Series EE (Senior)

4.422% Fixed-to-Floating Rate Senior Notes due 2032

No. [EEC-1]	CUSIP No. 902973BH8

C$[ ]	ISIN No. CA902973BH85

Issue Date: November 5, 2026	Maturity Date: November 5, 2032

U.S. Bancorp, a corporation duly organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to CDS & CO., or registered assigns, the principal sum of [     ] Canadian dollars (C$[     ]) on November 5, 2032 (the “Maturity Date”), and to pay interest thereon (a) from, and including, November 5, 2026 (the “Issue Date”) to, but excluding, November 5, 2031 (the “Fixed Rate Period”), at the rate equal to 4.422% per annum, payable semi-annually in arrears on May 5 and November 5 of each year (each such date, a “Fixed Rate Interest Payment Date”), beginning on May 5, 2027 and ending on November 5, 2031 (the “Reset Date”); and (b) from, and including, the Reset Date to, but excluding, the Maturity Date or earlier Redemption Date (the “Floating Rate Period”) at a floating rate per annum, reset quarterly, equal to Compounded CORRA (as defined on the reverse hereof) determined for the Observation Period (as defined on the reverse hereof) plus a spread of 110 basis points (the “Spread”), payable quarterly in arrears on February 5, May 5, August 5 and November 5 (each such date, a “Floating Rate Interest Payment Date” and, together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates”), beginning on February 5, 2032 and ending on the Maturity Date, until the principal hereof is paid or made available for payment and provided that the Interest Payment Date with respect to the final Interest Period (as defined below) will be a Redemption Date or the Maturity Date.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to herein, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date immediately preceding such Interest Payment Date; provided, however, that interest payable on the Maturity Date or any applicable Redemption Date shall be payable to the Person to whom principal shall be payable. The “Regular Record Date” means the Business Day immediately preceding each Interest Payment Date (or if this Note is held in definitive form, the 15th calendar day preceding each Interest Payment Date, whether or not a Business Day). The term “Business Day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York, New York, United States, or Toronto, Ontario, Canada, and (ii) with respect to the Floating Rate Period only, a day that is also a Bank of Canada Business Day (as defined on the reverse hereof). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. The rights of holders of beneficial interests in the Notes to receive payments of interest on the Notes are subject to the applicable procedures of CDS and its participants.

During the Fixed Rate Period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months for a full semi-annual Interest Period or, in the case of a period shorter than a full semi-annual Interest Period, the actual number of days elapsed and a year of 365 days, and an Interest Period shall be the period from and including an Interest Payment Date (or November 5, 2026 in the case of the first Interest Period) to and including the day immediately preceding the next Interest Payment Date. If any Fixed Rate Interest Payment Date for this Note falls on a day that is not a Business Day, such interest or principal payment will be made on the next succeeding Business Day, and no additional interest will be paid in respect of the delay.

During the Floating Rate Period, interest hereon will be calculated on the basis of the actual number of days elapsed in an Interest Period and a 365-day year, and an Interest Period shall be the period from and including an Interest Payment Date (or the Reset Date in the case of the first Interest Period during the Floating Rate Period) to, but excluding, the next succeeding Interest Payment Date. If any Floating Rate Interest Payment Date for this Note (other than the Maturity Date or a Redemption Date) falls on a day that is not a Business Day, then such interest or principal payment will be postponed to the next succeeding Business Day (and interest thereon will continue to accrue to, but excluding, such succeeding Business Day), unless the next succeeding Business Day is in the next succeeding calendar month, in which case such Interest Payment Date shall be the preceding Business Day (and interest shall accrue to, but excluding, such preceding Business Day). If the Maturity Date or a Redemption Date for this Note would fall on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, but no additional interest shall accrue and be paid unless the Company fails to make payment on such next succeeding Business Day.

All Canadian dollar amounts resulting from such calculations will be rounded to the nearest cent.

“Interest Period” means (i) with respect to the Fixed Rate Period, each semi-annual period from, and including, an Interest Payment Date (or, in the case of the first Interest Period during the Fixed Rate Period, the Issue Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period during the Fixed Rate Period, the Reset Date or earlier Redemption Date) and (ii) with respect to the Floating Rate Period, each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period during the Floating Rate Period, the Reset Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period during the Floating Rate Period, the Maturity Date or earlier Redemption Date).

Payment of the principal of and interest on this Note will be made at the office or agency of the paying agent maintained for that purpose in Toronto, Ontario in Canadian dollars.

Reference is made to the further provisions of this Note set forth on the reverse, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November 5, 2026

U.S. BANCORP

By:
Name:
Title:

Attest:
Name:
Title:

[Signature Page to 4.422% Fixed-to-Floating Rate Note due 2032]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and issued pursuant to the within-mentioned Indenture.

Dated: November 5, 2026

CITIBANK, N.A., as Trustee

By:
Name:
Title:

Or by

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Authenticating Agent

By:
Name:
Title:

[Trustee’s Signature Page to 4.422% Fixed-to-Floating Rate Note due 2032]

Reverse of Note

U.S. BANCORP

4.422% Fixed-to-Floating Rate Senior Note due 2032

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”) issued and to be issued in one or more series under and pursuant to that certain Indenture, dated as of October 1, 1991, as amended by a First Supplemental Indenture, dated as of April 21, 2017 (as so amended, and as the same may be further amended or supplemented from time to time, the “Indenture”), duly executed and delivered by the Company to Citibank, N.A., as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto (including the Company’s Officers’ Certificate and Company Order, dated as of March 9, 2026 (the “Officers’ Certificate”), with respect to, among other things, the establishment of Medium-Term Notes, Series EE (Senior)) reference is hereby made for a description of the rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. For purposes hereof, references herein to the Indenture include the Indenture, as supplemented by the Officers’ Certificate. This Note is one of the series designated on the face hereof initially limited in aggregate principal amount to C$[       ], provided that the Company may, without the consent of any Holder, at any time and from time to time, increase the initial principal amount.

The Notes of this series are senior unsecured obligations of the Company and will rank equally in right of payment with all of the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

This Note shall bear interest for each Interest Period during the Fixed Rate Period at a rate per annum equal to 4.422%. This Note shall bear interest for each Interest Period during the Floating Rate Period at a rate per annum equal to Compounded CORRA (calculated as provided below) plus the Spread, calculated for each Observation Period. The minimum interest rate shall be 0% per annum. The Calculation Agent will determine Compounded CORRA for each applicable Interest Period during the Floating Rate Period in accordance with the formula below and with respect to the Observation Period relating to such Interest Period. Compounded CORRA, the interest rate and accrued interest for each Interest Period during the Floating Rate Period will be determined by the Calculation Agent in arrears for each applicable Interest Period as soon as reasonably practicable on or after the last day of the applicable Observation Period related to such Interest Period and prior to the relevant Interest Payment Date. The Calculation Agent will notify the Company of Compounded CORRA and such interest rate and accrued interest for each Interest Period as soon as reasonably practicable after such determination, but in any event by the Business Day immediately prior to the Interest Payment Date. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the Holders of Notes, the Trustee and the Company. For each Interest Period during the Floating Rate Period, Compounded CORRA will be determined by the Calculation Agent in the following manner:

“Compounded CORRA” means, for any Observation Period, the rate calculated in accordance with the following formula, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.00000005 being rounded upwards:

where for purposes of applying the above formula to the terms of this Note:

“Bank of Canada Business Day” means a day on which Schedule I banks under the Bank Act (Canada) are open for business in Toronto, Ontario, Canada, other than a Saturday or a Sunday or a public holiday in Toronto (or such revised regular publication calendar for CORRA, CORRA Compounded Index or an Applicable Fallback Rate (as defined herein) as may be adopted by the Reference Rate Administrator from time to time);

“CORRA Compounded Indexstart” is equal to CORRA Compounded Index value on the date that is two Bank of Canada Business Days preceding the first date of the relevant Interest Period during the Floating Rate Period;

“CORRA Compounded Indexend” is equal to CORRA Compounded Index value on the date that is two Bank of Canada Business Days preceding the Interest Payment Date relating to such Interest Period during the Floating Rate Period (or, in the case of the final Interest Period of the Notes, the Maturity Date or, if the Company elects to redeem the Notes in part or in full, the Redemption Date for such Notes);

“CORRA Compounded Index” is the measure of the cumulative impact of CORRA compounding over time administered and published by the Bank of Canada (or any successor Reference Rate Administrator);

“d” for any Observation Period, means the number of calendar days in the relevant Observation Period;

“Observation Period” means, in respect of each Interest Period during the Floating Rate Period, the period from, and including, the date that is two Bank of Canada Business Days preceding the first date in such Interest Period to, but excluding, the date that is two Bank of Canada Business Days preceding the Interest Payment Date for such Interest Period (or, in the case of the final Interest Payment Date, the Maturity Date or, if the Company elects to redeem the Notes in part or in full, the Redemption Date for such Notes);

“Interest Determination Date” means the date that is two Bank of Canada Business Days preceding each Interest Payment Date during the Floating Rate Period (or, in the case of the final Interest Payment Date, the Maturity Date or, if the Company elects to redeem the Notes in part or in full, the Redemption Date for such Notes); and

“Reference Rate Administrator” means the Bank of Canada or any successor administrator for CORRA and/or the CORRA Compounded Index or the administrator (or its successor) of an Applicable Fallback Rate, as applicable.

Notwithstanding the foregoing, if (1) the CORRA Compounded Indexstart or the CORRA Compounded Indexend is not published or displayed by the Reference Rate Administrator by 11:30 a.m. Toronto time (or an amended publication time, if any, as specified in the Reference Rate Administrator’s methodology for calculating the CORRA Compounded Index) on the Interest Determination Date for such Interest Period but a CORRA Compounded Index Cessation Effective Date has not occurred or (2) the Calculation Agent determines that a CORRA Compounded Index Cessation Event has occurred, the terms and provisions set forth in clauses (i) through (iii) below will apply, in the order set forth below.

Notwithstanding clauses (i) through (iii) below, in connection with the implementation of an Applicable Fallback Rate, the Calculation Agent may make such changes or adjustments to (1) the Applicable Fallback Rate or the spread thereon, (2) any interest reset date, Interest Determination Date, Interest Payment Date, other relevant date, business day convention or Interest Period, (3) the manner, timing and frequency of determining rates and amounts of interest that are payable on the Notes and the conventions relating to such determination, (4) the timing and frequency of making payments of interest, (5) rounding conventions, (6) tenors, and (7) any other terms or provisions of the Notes and related definitions, in each case that the Calculation Agent determines, from time to time, are consistent with accepted market practice or applicable regulatory or legislative action or guidance for the use of such Applicable Fallback Rate for debt obligations comparable to the Notes in such circumstances.

(i) No CORRA Compounded Index or CORRA Compounded Index Cessation Effective Date with respect to CORRA Compounded Index. If (1) the CORRA Compounded Indexstart or the CORRA Compounded Indexend is not published or displayed by the Reference Rate Administrator by 11:30 a.m. Toronto time (or an amended publication time, if any, as specified in the Reference Rate Administrator’s methodology for calculating the CORRA Compounded Index) on the Interest Determination Date for such Interest Period but a CORRA Compounded Index Cessation Effective Date has not occurred, or (2) the Calculation Agent determines that a CORRA Compounded Index Cessation Event has occurred, then Compounded CORRA for the applicable Interest Period will be calculated by the Calculation Agent in accordance with the formula below, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.00000005 being rounded upwards:

where for purposes of applying the above formula to the terms of this Note:

“CORRAi”, for any Bank of Canada Business Day “i” in the relevant Observation Period, is equal to the daily CORRA rate in respect of that day as published or displayed by the Reference Rate Administrator or an authorized distributor on the immediately following Bank of Canada Business Day, which is Bank of Canada Business Day “i” + 1, provided that if, by not later than 11:00 a.m. Toronto time (or the amended publication deadline for CORRA, if any, as specified in the Reference Rate Administrator’s methodology for calculating CORRA), neither the Reference Rate Administrator for CORRA nor authorized distributors provide or publish CORRA in respect of that day and a CORRA Cessation Effective Date has not occurred, then, references to CORRA will be deemed to be references to the last provided or published CORRA as of the close of business in Toronto on that day;

“ni”, for any Bank of Canada Business Day “i” in the relevant Observation Period, means the number of calendar days from, and including, such Bank of Canada Business Day “i” to, but excluding, the following Bank of Canada Business Day, which is Bank of Canada Business Day “i” + 1;

“d” means the number of calendar days in the relevant Observation Period;

“d0” for any Observation Period, means the number of Bank of Canada Business Days in the relevant Observation Period; and

“i” means a series of whole numbers from one to d0, each representing the relevant Bank of Canada Business Day in chronological order from, and including, the first Bank of Canada Business Day in the relevant Observation Period.

(ii) CORRA Index Cessation Effective Date. If the Calculation Agent determines that a CORRA Cessation Event has occurred, then the rate for an Interest Determination Date which occurs on or after the CORRA Cessation Effective Date with respect to Compounded CORRA will be the CAD Recommended Rate, to which the Calculation Agent shall apply the most recently published spread, as at the CORRA Cessation Effective Date with respect to Compounded CORRA after making such adjustments to the CAD Recommended Rate as the Calculation Agent determines to be necessary to account for any difference in term structure or tenor of the CAD Recommended Rate by comparison to Compounded CORRA. If there is a CAD Recommended Rate before the end of the first Bank of Canada Business Day following the CORRA Cessation Effective Date with respect to Compounded CORRA but neither the Reference Rate Administrator nor authorized distributors provide or publish the CAD Recommended Rate and a Fallback Index Cessation Effective Date with respect to it has not occurred, then, in respect of any day for which the CAD Recommended Rate is required, references to the CAD Recommended Rate will be deemed to be references to the last provided or published CAD Recommended Rate.

(iii) No CAD Recommended Rate or Fallback Index Cessation Effective Date with respect to CAD Recommended Rate. If there is no CAD Recommended Rate before the end of the first Bank of Canada Business Day following the CORRA Cessation Effective Date with respect to Compounded CORRA; or there is a CAD Recommended Rate and a Fallback Index Cessation Effective Date subsequently occurs with respect to it, then the rate for an Interest Determination Date which occurs on or after the CORRA Cessation Effective Date with respect to Compounded CORRA or the Fallback Index Cessation Effective Date with respect to the CAD Recommended Rate (as applicable) will be the Bank of Canada’s Target for the Overnight Rate as set by the Bank of Canada and published on the Bank of Canada’s website (the “BOC Target Rate”), to which the Calculation Agent shall apply the most recently published spread, as at the Fallback Index Cessation Effective Date with respect to Compounded CORRA, after making such adjustments to the BOC Target Rate as the Calculation Agent determines to be necessary to account for any difference in term structure or tenor of the BOC Target Rate by comparison to Compounded CORRA. If neither the Reference Rate Administrator nor authorized distributors provide or publish the BOC Target Rate and a Fallback Index Cessation Effective Date with respect to the BOC Target Rate has not occurred, then, in respect of any day for which the BOC Target Rate is required, references to the BOC Target Rate will be deemed to be references to the last provided or published BOC Target Rate as of the close of business in Toronto on that day.

As used in the foregoing, the following terms and provisions have the following meanings:

“Applicable Fallback Rate” means one of the CAD Recommended Rate or the BOC Target Rate, as applicable.

“CAD Recommended Rate” means the rate (inclusive of any spreads or adjustments) recommended as the replacement for CORRA by a committee officially endorsed or convened by the Bank of Canada for the purpose of recommending a replacement for CORRA (which rate may be produced by the Bank of Canada or another administrator) and as provided by the administrator of that rate or, if that rate is not provided by the administrator thereof (or a successor administrator), published by an authorized distributor.

“CORRA” means, with respect to any Bank of Canada Business Day, a reference rate equal to the daily Canadian Overnight Repo Rate Average for that day, as published by the Reference Rate Administrator on the website of the Reference Rate Administrator or any successor website on the immediately following Bank of Canada Business Day.

“CORRA Cessation Effective Date” means, in respect of one or more CORRA Cessation Events, the first date on which CORRA is no longer provided. If CORRA ceases to be provided on the Relevant Original Fixing Date but it was provided at the time at which it is to be observed pursuant to the terms and provisions of the Notes, then the CORRA Cessation Effective Date will be the next day on which the rate would ordinarily have been published.

“CORRA Cessation Event” means:

A.

a public statement or publication of information by or on behalf of the Reference Rate Administrator or provider of CORRA announcing that it has ceased or will cease to provide CORRA permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider of CORRA that will continue to provide CORRA; or

B.

a public statement or publication of information by the regulatory supervisor for the Reference Rate Administrator or provider of CORRA, the Bank of Canada, an insolvency official with jurisdiction over the Reference Rate Administrator or provider of CORRA, a resolution authority with jurisdiction over the Reference Rate Administrator or provider of CORRA or a court or an entity with similar insolvency or resolution authority over the Reference Rate Administrator or provider of CORRA, which states that the Reference Rate Administrator or provider of CORRA has ceased or will cease to provide CORRA permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider of CORRA that will continue to provide CORRA.

“CORRA Compounded Index Cessation Effective Date” means, in respect of one or more CORRA Compounded Index Cessation Events, the first date on which CORRA Compounded Index is no longer provided. If CORRA Compounded Index ceases to be provided on the Relevant Original Fixing Date but it was provided at the time at which it is to be observed pursuant to the terms and provisions of the Notes, then the CORRA Compounded Index Cessation Effective Date will be the next day on which the rate would ordinarily have been published.

“CORRA Compounded Index Cessation Event” means:

A.

a public statement or publication of information by or on behalf of the Reference Rate Administrator or provider of CORRA Compounded Index announcing that it has ceased or will cease to provide CORRA Compounded Index permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider of CORRA Compounded Index that will continue to provide CORRA Compounded Index; or

B.

a public statement or publication of information by the regulatory supervisor for the Reference Rate Administrator or provider of CORRA Compounded Index, the Bank of Canada, an insolvency official with jurisdiction over the Reference Rate Administrator or provider of CORRA Compounded Index, a resolution authority with jurisdiction over the Reference Rate Administrator or provider of CORRA Compounded Index or a court or an entity with similar insolvency or resolution authority over the Reference Rate Administrator or provider of CORRA Compounded Index, which states that the Reference Rate Administrator or provider of CORRA Compounded Index has ceased or will cease to provide CORRA Compounded Index permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider that will continue to provide CORRA Compounded Index.

“Fallback Index Cessation Effective Date” means, in respect of one or more Fallback Index Cessation Events, the first date on which the Applicable Fallback Rate is no longer provided. If the Applicable Fallback Rate ceases to be provided on the same day that it is required to determine the rate for an Interest Determination Date pursuant to the terms of the Notes but it was provided at the time at which it is to be observed pursuant to the terms of the Notes (or, if no such time is specified in the terms and provisions of the Notes, at the time at which it is ordinarily published), then the Fallback Index Cessation Effective Date will be the next day on which the rate would ordinarily have been published.

“Fallback Index Cessation Event” means:

A.

a public statement or publication of information by or on behalf of the Reference Rate Administrator or provider of the Applicable Fallback Rate announcing that it has ceased or will cease to provide the Applicable Fallback Rate permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider that will continue to provide the Applicable Fallback Rate; or

B.

a public statement or publication of information by the regulatory supervisor for the Reference Rate Administrator or provider of the Applicable Fallback Rate, the Bank of Canada, an insolvency official with jurisdiction over the Reference Rate Administrator or provider for the Applicable Fallback Rate, a resolution authority with jurisdiction over the Reference Rate Administrator or provider for the Applicable Fallback Rate or a court or an entity with similar insolvency or resolution authority over the Reference Rate Administrator or provider for the Applicable Fallback Rate, which states that the Reference Rate Administrator or provider of the Applicable Fallback Rate has ceased or will cease to provide the Applicable Fallback Rate permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider that will continue to provide the Applicable Fallback Rate.

“Relevant Original Fixing Date” means, unless otherwise agreed, the day on which CORRA or CORRA Compounded Index, as applicable, would have been observed.

Any determination, decision or election that may be made by the Calculation Agent pursuant to the provisions described herein, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Calculation Agent’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from any other party. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Observation Period or Interest Period, will be on file at the principal offices of the Company and will be made available to any Holder upon request.

As used herein, “Calculation Agent” means U.S. Bank Trust Company, National Association, or any successor calculation agent appointed by the Company; provided that the Company may, in its sole discretion, appoint any other institution (including any affiliate of the Company) to serve as Calculation Agent from time to time. The Company will give the Trustee prompt written notice of any change in such appointment.

All payments of principal of, premium, if any, interest on and any Additional Amounts (as defined below) in respect of this Note, including any payments made upon any redemption of the Notes, will be made in Canadian dollars, except as provided in the second following paragraph. Payment of the principal of, interest on or any redemption price or Additional Amounts in respect of this Note shall be made at the office or agency of the Company maintained for such purpose in Toronto, Ontario, initially the corporate trust office of the Paying Agent, located at 320 Bay Street, 14th Floor, Toronto, Ontario M5H 4A6, Canada.

Initially, Computershare Trust Company of Canada will act as paying agent (the “Paying Agent”), transfer agent and Security Registrar for the Notes. The Company may change the Paying Agent without notice to any Holder.

Notwithstanding any provision of this Note or the Indenture, if the Canadian dollar is unavailable for the payment of principal, premium, if any, interest or any Additional Amounts with respect to this Note, including any payments made upon any redemption of this Note, due to the imposition of exchange controls or other circumstances beyond the Company’s control, or if the Canadian dollar is no longer used by the Government of Canada or is no longer used for the settlement of transactions by public institutions of or within the international banking community (and is not replaced by another currency), then all payments in respect of this Note may be made in U.S. dollars until the Canadian dollar is again available to the Company or so used. The amount of any such payment in U.S. dollars shall be determined by the Exchange Rate Agent on the basis of the noon U.S. dollar buying rate in the City of New York for cable transfers of Canadian dollars as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York (the “Market Exchange Rate”) on the second Business Day before such payment is due or, if such rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise determined by the Company in its sole discretion if the foregoing is impracticable. Any payment in respect of this Note so made in U.S. dollars will not constitute an Event of Default under this Note or the Indenture. Neither the Trustee, nor the Paying Agent nor the transfer agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations, except to the extent expressly appointed to perform such functions in its capacity as Exchange Rate Agent.

As used herein, “Exchange Rate Agent” means U.S. Bank Trust Company, National Association, or any successor exchange rate agent appointed by the Company. All determinations referred to above made by the Company and/or the Exchange Rate Agent will be at the Company’s and the Exchange Rate Agent’s sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Notes.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

This Note is not subject to any sinking fund.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, interest on or any Additional Amounts in respect of this Note, at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

On or after May 4, 2027 (180 days after the Issue Date) and prior to the Reset Date (one year prior to the Maturity Date), the Company may redeem this Note at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount to be redeemed and rounded to three decimal places) equal to the greater of:

(i)	the Canada Yield Price (as defined below); and

(ii)	100% of the principal amount of the Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

In addition, the Company may redeem this Note, at its option, (a) in whole, but not in part, on the Reset Date or (b) in whole or in part, at any time and from time to time on or after October 5, 2032 (one month prior to the Maturity Date) and prior to the Maturity Date, in each case at a redemption price equal to 100% of the principal amount of this Note to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

Notwithstanding the foregoing, installments of interest on this Note that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the applicable Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date according to this Note and the Indenture.

“Canada Yield Price” means a price equal to the price of this Note (or the portion thereof to be redeemed) calculated to provide a yield to maturity, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, equal to the sum of the Government of Canada Yield calculated as of approximately 10:15 a.m. (Toronto time) on the third business day in Toronto preceding the Redemption Date, plus 23 basis points, assuming for this purpose that this Note would mature on the Reset Date (rather than the Maturity Date).

“Government of Canada Yield” means, on any date, the yield to maturity on such date, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, which an assumed new issue of non-callable Government of Canada bonds denominated in Canadian dollars would carry if issued in Canada at 100% of its principal amount on such date, with a term to maturity as nearly as possible equal to the remaining term to maturity of the Notes, assuming for this purpose that this Note would mature on the Reset Date (rather than the Maturity Date). The Government of Canada Yield will be calculated by the Company as the average (rounded to three decimal places) of the bid-side yields determined by two major Canadian investment dealers selected by the Company.

Any calculations and selections in connection with any redemption will be made by the Company or its designee and shall not be a duty or obligation of the Trustee, the Paying Agent or the Calculation Agent, and none of the Trustee, the Paying Agent or the Calculation Agent shall be responsible for determining or making any calculations in connection with any redemption. The actions and determinations of the Company or its designee in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the procedures of CDS (or another depositary)) at least 5 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed.

If less than all of the Notes of this series outstanding are to be redeemed, the Trustee will select the Notes to be redeemed (in authorized denominations) by lot. No Note of a principal amount equal to or less than C$2,000 will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of such Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of such Note will be issued in the name of the Holder of such Note upon surrender for cancellation of the original Note, provided that the unredeemed portion will be in an authorized denomination (which will not be less than the minimum authorized denomination). For so long as this Note is held by CDS (or another depositary), redemption of the Notes will be effected in accordance with the policies and procedures of such depositary.

Unless the Company defaults in payment of the redemption price, on and after any Redemption Date, interest will cease to accrue on this Note or portions thereof called for redemption. On or before the Redemption Date, the Company will deposit with the Paying Agent or the Trus-tee money sufficient to pay the redemption price of and accrued interest on the Notes to be re-deemed on that date.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions precedent shall have been satisfied (or waived by the Company), or the Redemption Date may not occur and such notice may be rescinded if any such conditions precedent shall not have been satisfied (or waived by the Company).

To the extent then required by applicable laws or regulations, any redemption of the Notes prior to the Maturity Date may be subject to the prior approval of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest such additional amounts (“Additional Amounts”) as are necessary in order that the net amount of each payment of the principal of and interest on this Note to a holder who is a U.S. Alien, after deduction for any present or future tax, assessment or governmental charge of (a) the United States, or a political subdivision or authority thereof or therein, or (b) any other jurisdiction in which any paying agent appointed by the Company is organized or the location from which payment is made by such paying agent, or any political subdivision or authority thereof or therein (each of (a) and (b), a “Relevant Jurisdiction”), imposed by withholding with respect to the payment, will not be less than the amount provided for in this Note to be then due and payable. For purposes of the provisions of this Note relating to Additional Amounts, references to a “holder” include a beneficial owner of an interest in this Note. However, the foregoing obligation to pay Additional Amounts shall not apply (1) to any tax, assessment or governmental charge that would not have been so imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder if such holder is an estate, trust, partnership or corporation) and a Relevant Jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or holder of a power) being considered as (a) being or having been present or engaged in a trade or business in the Relevant Jurisdiction or having had a permanent establishment therein, (b) having a current or former relationship with the Relevant Jurisdiction, including a relationship as a citizen or resident or being treated as a resident thereof, or (c) being or having been, for United States federal income tax purposes, a “controlled foreign corporation,” a “passive foreign investment company” (including a qualified electing fund), a corporation that has accumulated earnings to avoid United States federal income tax, a personal holding company or a private foundation or other tax-exempt organization; (2) to any tax, assessment or other governmental charge imposed by reason of the holder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) or (iii) being a controlled foreign corporation with respect to the United States that is related to the Company by actual or constructive stock ownership; (3) to any holder who is a fiduciary or partnership (including a limited liability company treated as a partnership for tax purposes) or other than the sole beneficial owner of this Note, but only to the extent that a beneficiary or settlor with respect to such fiduciary or partner or member of such partnership or limited liability company or a beneficial owner of this Note would not have been entitled to the payment of such Additional Amounts had such beneficiary, settlor, partner, member or beneficial owner been the holder of this Note; (4) to any tax, assessment or governmental charge that would not have been imposed or withheld but for the failure of the holder to comply with certification, identification or information reporting requirements under the Relevant Jurisdiction’s laws applicable to such tax, assessment or governmental charge, without regard to any tax treaty, with respect to the payment, concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the holder or a beneficial owner of this Note, if such compliance is required by the Relevant Jurisdiction’s laws applicable to such tax, assessment or governmental charge, without regard to any tax treaty, as a precondition to relief or exemption from such tax, assessment or governmental charge; (5) to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of this Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; (6) to any estate, inheritance, gift, sales, transfer, excise, wealth, capital gain or personal property tax or any similar tax, assessment or governmental charge; (7) to any tax, assessment or governmental charge that is payable otherwise than by withholding by the Company or the Paying Agent from the payment of the principal of or interest on this Note; (8) to any tax, assessment or governmental charge required to be withheld by any paying agent from such payment of principal of or interest on this Note, if such payment can be made without such withholding by any other paying agent; (9) to any U.S. federal backup withholding tax; (10) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; (11) to any tax, assessment or governmental charge on or in respect of this Note pursuant to Sections 1471 through 1474 of the Code and the regulations, administrative guidance and official interpretations promulgated thereunder (“FATCA”), any agreement between the Company and the United States or any authority thereof entered into for FATCA purposes or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of FATCA; or (12) to any tax imposed as a result of any combination of the above.

The term “United States” means the United States of America, the States thereof (and the District of Columbia) and any other political subdivision or taxing authority thereof or therein affecting taxation, and the term “U.S. Alien” means any beneficial owner of a Note other than a beneficial owner of a Note that is (A) a citizen or resident of the United States; (B) a corporation, partnership or other entity treated as a corporation or a partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States, any of its states or the District of Columbia; (C) an estate whose income is subject to U.S. federal income tax regardless of its source; or (D) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Unless otherwise expressly stated or the context otherwise requires, whenever in the Indenture or this Note there is mentioned, in any context, the payment of principal of, premium, if any, or interest on the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

If the Company has or will become obliged to pay Additional Amounts with respect to the Notes of this series as described above as a result of any change in (including any announced prospective change), or amendment to, the laws or regulations of a Relevant Jurisdiction affecting taxation, or any change in or amendment to an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after November 5, 2026, and the Company determines that such obligation cannot be avoided by the use of reasonable measures then available to the Company, then the Company may, at its option, at any time, having given not less than 10 nor more than 60 days’ prior written notice to the Holders of the Notes, redeem, in whole, but not in part, the Notes at a redemption price equal to 100% of their principal amount, together with accrued but unpaid interest, if any, thereon to, but excluding, the Redemption Date, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts if a payment in respect of the Notes were due on such date.

Prior to the transmission or publication of any notice of redemption pursuant to the preceding paragraph, the Company will deliver to the Trustee an officers’ certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts and including a written opinion of independent counsel selected by the Company showing that the conditions precedent to the Company’s right to so redeem the Notes have occurred.

The Notes are issuable only in registered form without coupons in denominations of C$2,000 and integral multiples of C$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements and instruments made and to be performed wholly within such State.

All terms used in this Note without definition that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

For the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest to which the rate used in any interest computation hereunder is equivalent during any particular period is the rate so used (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated. The foregoing sentence is for purposes of disclosure under the Interest Act (Canada) only and not for any other purpose and shall not otherwise affect the terms of the Notes.

[Remainder of Page Intentionally Left Blank]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common

TEN ENT	—	as tenants by the entireties

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	—	(Minor)

Custodian	—	(Cust)

Under Uniform Gifts to Minors Act	—	(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing ________________________________________________________________to transfer said Note on the books of the Company with full power of substitution in the premises.

Dated:____________

Signature:______________________________

Notice:	The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guaranty:_________________________________________________________

[Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.]